Ex99_26_(h) i. h1

AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment to the Fund Participation Agreement (“Agreement”) dated August 30, 1999, as amended, among Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the “Trust”), and Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Company”) is effective as of April 15, 2001.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A

2.	All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ James E. Miller
Name:	James E. Miller
Title:	Executive Vice President

JANUS ASPEN SERIES

By:	/s/ Bonnie M. Howe
Name:	Bonnie M. Howe
Title:	Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by the AUL Exec. Comm.	Contracts Funded By Separate Account
Massachusetts Mutual Life Insurance Company Massachusetts Mutual Variable Annuity Separate Account 4 July 9, 1997	Panorama Premier Panorama Passage MassMutual Artistry

Massachusetts Mutual Variable Life Separate Account I	Survivorship Variable Universal Life II Variable Universal Life

Strategic Life 9 (Policy form number SL9-9400)

Strategic Life 10 (Policy form number SL 10-9800)

Variable Universal Life II (may invest in Institutional Shares of Capital Appreciation and Worldwide Growth Portfolios only)

Massachusetts Mutual Variable Life Separate Account III November 12, 1997	Strategic Life 14 (Policy form number SL14-2000)